SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM S-8

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                             COMMTOUCH SOFTWARE LTD.
             (Exact Name of Registrant as Specified in Its Charter)

                Israel                                     Not Applicable
  -------------------------------                         ----------------
  (State or Other Jurisdiction of                         (I.R.S. Employer
  Incorporation or Organization)                         Identification No.)

 6 Hazoran Street, Poleg Industrial Park,
          Netanya, 42504, Israel                                N/A
 (Address of Principal Executive Offices)                    (Zip Code)


            COMMTOUCH SOFTWARE LTD. 1999 EMPLOYEE STOCK PURCHASE PLAN
      COMMTOUCH SOFTWARE LTD. 1999 NONEMPLOYEE DIRECTORS STOCK OPTION PLAN
                 WINGRA TECHNOLOGIES, LLC 1998 UNIT OPTION PLAN
                            (Full title of the Plan)

                                 Sunil Bhardwaj
                             Chief Financial Officer
                               c/o Commtouch Inc.
                               2029 Stierlin Court
                      Mountain View, California 94043-4655
                     (Name and Address of Agent For Service)

                                 (650) 864-2000
          (Telephone Number, Including Area Code, of Agent For Service)

                                    Copy to:
                                  Lior O. Nuchi
                     McCutchen, Doyle, Brown & Enersen, LLP
                            Three Embarcadero Center
                             San Francisco, CA 94111
                                 (415) 393-2310
                               Fax (415) 393-2286


                                               CALCULATION OF REGISTRATION FEE
         =========================== ===================== ====================== =============== =================
                                                                 Proposed            Proposed
               Title of Each                                      Maximum             Maximum
                  Class of                  Amount               Offering            Aggregate        Amount of
                 Securities                 to be                  Price             Offering        Registration
                   to be                 Registered (1)         Per Unit (2)         Price (2)        Fee (2),(3)
                 Registered
         =========================== ===================== ====================== =============== =================

         Commtouch Software Ltd.            79,156                 $0.57             $45,119             (2)
         1999 Employee Stock
         Purchase Plan, NIS 0.05
         Nominal Value
         --------------------------- --------------------- ---------------------- --------------- -----------------

         Commtouch Software Ltd.           250,000                 $0.57             $142,500            (2)
         1999 Nonemployee
         Directors Stock Option
         Plan, NIS 0.05 Nominal
         Value
         --------------------------- --------------------- ---------------------- --------------- -----------------

         Wingra Technologies, LLC           81,692                 $1.47             $120,087            (2)
         1998 Unit Option Plan,
         NIS 0.05 Nominal Value (4)
         --------------------------- --------------------- ---------------------- --------------- -----------------

                                            43,475                 $3.50             $152,163            (2)
         --------------------------- --------------------- ---------------------- --------------- -----------------

                                            23,379                 $0.20             $  4,676            (2)
         --------------------------- --------------------- ---------------------- --------------- -----------------

                                            10,234                 $0.40             $  4,094            (2)
         --------------------------- --------------------- ---------------------- --------------- -----------------

                                             3,477                 $3.04             $ 10,570            (2)
         =========================== ===================== ====================== =============== =================

                 Totals (2)                   --                    --               $479,208         $119.80
         =========================== ===================== ====================== =============== =================

         (1)    Pursuant  to Rule  416(a) and (b) under the  Securities  Act of 1933,  as  amended,  this
                Registration  Statement  shall also cover any  additional  ordinary  shares  which become issuable by reason of any stock dividend, stock split,  recapitalization or other similar transaction  which  results  in an  increase  in the number of the  outstanding  ordinary shares.  In addition,  pursuant to Rule 416(c)  under the  Securities  Act of 1933,  this
                Registration  Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the  registrant's  1999 Employee  Stock Purchase Plan to the extent that any such  interests  may be deemed  to  constitute  separate  securities  required  to be registered under the Act. Pursuant to General  Instruction E of Form S-8, the contents of
                Registration  Statement on Form S-8 No. 333-94995 (filed by the Registrant on January 20,
                2000) are incorporated by reference.

         (2)    Estimated solely for the purpose of calculating the amount of the registration fee on the basis of the average of the high and low prices as reported for an ordinary  share on the
                Nasdaq National Market on July 17, 2001, pursuant to Rule 457(h)(1) and 457(c).  Pursuant to Rule 457(o),  the  registration  fee has been  calculated  on the basis of the maximum aggregate offering price of all the securities listed in the above Table.

         (3)    The Registrant filed a Registration Statement on Form F-1 (Registration No. 333-31836) on
                March 6, 2000 (the "Form  F-1"),  to register  certain  offers and sales of its  ordinary shares as set forth in that Registration Statement. Subsequently, the Registrant withdrew the Form F-1 on April 12, 2001. The Registrant is filing this  Registration  Statement on
                Form S-8 to register  the  offering  and sale of the  securities  indicated on this cover page. A registration fee of $49,468.00 was paid in connection with the filing of the Form
                F-1.  Pursuant  to Rule  457(p),  the  aggregate  total  dollar  amount of the filing fee associated  with the unsold  ordinary  shares under the F-1 is being  offset  against the total  filing fee due for this  Registration  Statement.  No prior such offsets have been made.

         (4)    The Registrant is registering  outstanding  options under the Wingra  Technologies,  LLC
                1998 Unit Option Plan. This plan was adopted as a plan of the Registrant pursuant to the merger  agreement  in which  the  Registrant  acquired  all the  outstanding  membership interests of Wingra  Technologies,  LLC.  Options  outstanding at the time of the merger were converted into options covering  ordinary shares of the Registrant  exercisable for the number of the Registrant's  shares and the exercise price obtained by application of the conversion ratio in the merger, and are reflected in the Table above.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1.  Plan Information.

         Note: The document(s) containing the information specified by Part I of Form S-8 will be sent or given to employees as specified by Rule 428(b)(1).


                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

         The following documents filed or to be filed with the Commission by the Registrant are incorporated by reference in this Registration Statement:

         (a) Our Annual Report on Form 20-F for the fiscal year ended December 31, 2000, as amended;

         (b) Our two reports on Form 6-K for the months of May 2001 filed May 29, 2001 (containing quarterly information for the quarter ended March 31, 2001) and June 1, 2001 (reporting our transaction with Rideau Ltd. and other matters) and our report on Form 6-K for the month of June 2001 filed June 12, 2001 (reporting our transaction with Hughes Holdings LLC.) and

         (c) The description of our ordinary shares contained in the Registration Statement under the Exchange Act on Form 8-A as filed with the Commission on June 25, 1999, and any subsequent amendment or report filed for the purpose of updating this description.

In addition, all subsequent annual reports filed on Form 20-F prior to the termination of this offering are incorporated by reference into this prospectus. Also, we may incorporate by reference our future reports on Form 6-K by stating in those Forms that they are being incorporated by reference into this prospectus.

         All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, are deemed to be incorporated by reference into this Registration Statement and to be part hereof from the respective dates of filing of such documents. Any statement contained in this Registration Statement or in a document incorporated by reference shall be deemed modified or superseded to the extent that a statement contained in any subsequently filed document which also is or is deemed to be incorporated by reference herein or therein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof, except as so modified or superseded.

Item 4.  Description of Securities.

              Not applicable.



Item 5.  Interests of Named Experts and Counsel

         Certain legal matters with respect to United States law are being passed upon for Commtouch by McCutchen, Doyle, Brown & Enersen, LLP, San Francisco, California. The validity of the ordinary shares offered hereby is being passed upon for Commtouch by Naschitz, Brandes & Co.,Tel-Aviv, Israel. The partners of Naschitz, Brandes & Co. and McCutchen, Doyle, Brown & Enersen, LLP beneficially own, in the aggregate, less than 1% of the outstanding shares of the Company.

Item 6.  Indemnification of Directors and Officers

         Israeli law permits a company to insure an Office Holder in respect of liabilities incurred by him or her as a result of the breach of his or her duty of care to the company or to another person, or as a result of the breach of his or her fiduciary duty to the company, to the extent that he or she acted in good faith and had reasonable cause to believe that the act would not prejudice the company. A company can also insure an Office Holder for monetary liabilities as a result of an act or omission that he or she committed in connection with his or her serving as an Office Holder. Moreover, a company can indemnify an Office Holder for (a) monetary liability imposed upon him or her in favor of other persons pursuant to a court judgment, including a compromise judgment or an arbitrator's decision approved by a court and (b) reasonable litigation expenses, including attorneys' fees, actually incurred by him or her or imposed upon him or her by a court, in an action, suit or proceeding brought against him or her by or on behalf of the company or other persons, or in connection with a criminal action which does not require criminal intent in which he or she was convicted, in each case in connection with his or her activities as an Office Holder.

         Our Articles of Association allow us to insure and indemnify Office Holders to the fullest extent permitted by law provided such insurance or indemnification is approved by our Audit Committee. Pursuant to these provisions, we have in effect insurance policies covering our directors and officers.

         Certain members of our management team are officers of our subsidiary, Commtouch Inc., a California Corporation, or reside in California. The Articles of Incorporation of Commtouch Inc. provide that the liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law and that the corporation is authorized to provide for the indemnification of agents of the corporation, as defined in
Section 317 of the California General Corporation Law, in excess of that expressly permitted by Section 317 for breach of duty to the corporation and its shareholders to the fullest extent permissible under California law.

         With respect to all proceedings other than shareholder derivative actions, Section 317 permits a California corporation to indemnify any of its directors, officers or other agents only if such person acted in good faith and in a manner such person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of such person was unlawful. In the case of derivative actions, a California corporation may indemnify any of its directors, officers or agents only if such person acted in good faith and in a manner such person believed to be in the best interests of the corporation and its shareholders. Furthermore, in derivative actions, no indemnification is permitted (i) with respect to any matter with respect to which the person to be indemnified has been held liable to the corporation, unless such indemnification is approved by the court; (ii) of amounts paid in settling or otherwise disposing of a pending action without court approval; or (iii) of expenses incurred in defending a pending action which is settled or otherwise disposed of without court approval. To the extent that a director, officer or agent of a corporation has been successful on the merits in defense of any proceeding for which indemnification is permitted by Section 317, a corporation is obligated by Section 317 to indemnify such person against expenses actually and reasonably incurred in connection with the proceeding.

Item 7.  Exemption from Registration Claimed.

              Not applicable.

Item 8.  Exhibits.

              See Index to Exhibits.

Item 9.  Undertakings.

         (a)  The undersigned Registrant hereby undertakes:

              (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration
                  Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

              (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Mountain View, State of California, on July 19, 2001.

                                            COMMTOUCH SOFTWARE LTD.

                                            By: /s/ SUNIL BHARDWAJ*
                                                --------------------
                                                    Sunil Bhardwaj
                                                    Chief Financial Officer

    Pursuant  to  the   requirements   of  the  Securities  Act  of  1933,  this
Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name                                 Title                             Date
----                                 -----                             ----

/S/ GIDEON MANTEL      Chief Executive Officer and Director        July 18, 2001
-----------------
   Gideon Mantel          (Principal Executive Officer)

/S/ SUNIL BHARDWAJ*           Chief Financial Officer              July 18, 2001
-------------------
   Sunil Bhardwaj         (Principal Financial Officer)

/S/ DEVYANI PATEL*                  Controller                     July 18, 2001
------------------
   Devyani Patel          (Principal Accounting Officer)

/S/ ALLAN C. BARKAT*                 Director                      July 18, 2001
--------------------
   Allan C. Barkat

/S/ THOMAS C. CAMP*                  Director                      July 18, 2001
-------------------
   Thomas C. Camp

/S/ CAROLYN CHIN*                    Director                      July 18, 2001
-----------------
   Carolyn Chin

/S/ ELTON KING*                      Director                      July 18, 2001
---------------
   Elton King

/S/ AMIR LEV*                        Director                      July 18, 2001
-------------
   Amir Lev

/S/ YAIR SAFRAI*                     Director                      July 18, 2001
----------------
   Yair Safrai

/S/ NAHUM SHARFMAN*                  Director                      July 18, 2001
-------------------
   Nahum Sharfman

*/S/ SUNIL BHARDWAJ   *Individually and as Attorney-in-fact and    July 19, 2001
-------------------
    Sunil Bhardwaj        Authorized U.S. Representative

                                INDEX TO EXHIBITS

Exhibit
Number                               Exhibit
------                               -------

2.0 Amended and Restated Merger and Exchange Agreement dated November 24, 2000 among Commtouch Software Ltd., Commtouch Inc., CW Acquisition Corporation, Wingra, Incorporated, the holder of certain of the outstanding capital stock of Wingra, Incorporated, and the holders of all the outstanding membership interests in Wingra Technologies, LLC other than that owned by Wingra, Incorporated (incorporated by reference to Exhibit 3 to Report of the Registrant on Form 6-K for the month of January 2001 [File No. 000-26495])

5.1           Opinion regarding legality of securities to be offered

10.3 Commtouch Software Ltd. 1999 Employee Stock Purchase Plan and form thereunder*

10.4          Commtouch  Software Ltd. 1999  Nonemployee  Directors Stock Option
              Plan*

10.4.1 Amendment to Commtouch Software Ltd. 1999 Nonemployee Directors Stock Option Plan (Incorporated by reference to Exhibit 3 to Registrant's Report on Form 6-K for the month of August 2000, File No. 000-26495)

10.5 Wingra Technologies, LLC 1998 Unit Option Plan (incorporated by reference to Exhibit 3 to Registrant's Report on Form 6-K for the month of May 2001 filed June 1, 2001, File No. 000-26495)

23.1          Consent of Independent Auditors

23.2          Consent of McCutchen, Doyle, Brown & Enersen, LLP

23.3          Consent of Naschitz, Brandes & Co. (See Exhibit 5.1)

24.1          Power of Attorney



---------------------------------
* (Incorporated by reference to similarly numbered exhibit in Amendment No. 1 to Registration Statement on Form F-1 of Commtouch Software Ltd., File No. 333-78531)